SODEXHO MARRIOTT SERVICES EMPLOYEE STOCK PURCHASE PLAN


                                    ARTICLE I
                                  INTRODUCTION

         1.01 PURPOSE. The Sodexho Marriott Services Employee Stock Purchase Plan (the "Plan") is intended to provide a method whereby employees of Sodexho Marriott Services, Inc. (the "Company"), including its subsidiaries, will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company.

         1.02 RULES OF INTERPRETATION. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed in a manner consistent with the requirements of that section of the Code.

                                   ARTICLE II
                                   DEFINITIONS

         2.01 "BOARD" shall mean the Board of Directors of Sodexho Marriott Services, Inc.

         2.02 "COMMITTEE" shall mean the Compensation Policy Committee of Sodexho Marriott Services, Inc.

         2.03 "COMMON STOCK" shall mean the Common Stock of Sodexho Marriott Services, Inc.

         2.04 "COMPANY" shall mean Sodexho Marriott Services, Inc. and its Subsidiaries.

         2.05 "COMPENSATION" shall mean the base compensation paid by the Company in accordance with the terms of employment, including overtime, but excluding commissions, all bonus payments, expense allowances and other compensation paid in a form other than cash as determined on the last day of the calendar year preceding an enrollment period.

         2.06 "EMPLOYEE" shall mean any person employed by the Company, including any full-time, part-time or seasonal employees. For purposes of this Plan, the employment relationship shall be treated as continuing intact while the individual is on an approved leave of absence. Where the period of leave exceeds ninety days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to be terminated for purposes of the Plan on the ninety first day of such leave.

         2.07 "ENROLLMENT PERIOD" shall mean the period of time determined by the Plan Representative preceding an Offering Period during which an Employee may complete a Payroll Authorization Form to become a participant in the Plan.

         2.08 "EXERCISE DATE" shall mean the last day of an Offering Period.

         2.09 "OFFERING COMMENCEMENT DATE" shall mean the first day of an Offering Period.


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         2.10 "OFFERING  PERIOD" shall mean a period of approximately six months during which an option granted pursuant to the Plan may be exercised in accordance with the provisions set forth in this Plan. Offering Periods shall commence (i) on the first Trading Day on or after January 1 and terminate on the last Trading Day in the period ending the following June 30, and (ii) shall commence on the first Trading Day on or after July 1 and terminate on the last Trading Day in the period ending the following December 31. However, the first Offering Period following the effective date of this Plan shall commence on the first Trading Day on or after February 1, 2000. The duration or commencement of Offering Periods may be changed pursuant to Section 4.02.

         2.11 "PLAN REPRESENTATIVE" shall mean any person designated from time to time by the Committee to receive certain notices and take certain other administrative actions relating to participation in the Plan.

         2.12 "SUBSIDIARY" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held, directly or indirectly, by the Company, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

         2.13 "TRADING DAY" shall mean a day on which the New York Stock Exchange is open for trading.

                                   ARTICLE III
                          ELIGIBILITY AND PARTICIPATION

         3.01 INITIAL ELIGIBILITY. Each Employee who is in active service with the Company on the first day of an Enrollment Period preceding an Offering Period and who is employed by the Company on the date his or her participation in the Plan is to become effective shall be eligible to participate in that Offering Period. Persons who are not Employees shall not be eligible to participate in the Plan.

         3.02 RESTRICTIONS ON PARTICIPATION. Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option to purchase shares of Common Stock under the Plan:

                  (a) if, immediately after the grant, such Employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

                  (b) which permits such Employee's rights to purchase stock under all employee stock purchase plans of the Company (but not including stock options granted by the Company to which Section 423 of the Code does not apply) to accrue at a rate which exceeds $10,000 of fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

         3.03 COMMENCEMENT OF PARTICIPATION. An eligible Employee may become a participant by authorizing payroll deductions and enrolling in the Plan during an Enrollment Period according to procedures prescribed by the Company Payroll deductions and participation shall commence on the first Offering Commencement Date after the Employee's authorization for payroll deductions becomes effective and shall continue until termination of the Plan or the participant's earlier


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termination of  participation in the Plan. Each participant in the Plan shall be deemed to continue participation until termination of the Plan or such participant's earlier termination of participation in the Plan pursuant to
Article VIII below.

                                   ARTICLE IV
                     STOCK SUBJECT TO THE PLAN AND OFFERINGS



         4.01 STOCK SUBJECT TO SALE. The Company, or such entity acting at the direction of the Company, shall purchase shares of its Common Stock which shall be made available for the exercise of options under this Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section
12.04 hereof, the maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan during any one year period commencing on October 1 shall be 600,000 shares. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan under this Section 4.01, than
(i) the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable, and (ii) the remaining balance in each participant's account will be refunded to the participant following the Offering Period without interest.

         Additionally, the Company, or any entity acting on behalf of the Company, may not purchase shares of Company Common Stock for allocation pursuant to the Plan if such purchase would, by reducing the number of outstanding shares of Company stock, cause Sodexho Alliance S.A. ("Sodexho Alliance") (including any person related to Sodexho Alliance or that could be treated as acting pursuant to a plan or arrangement with Sodexho Alliance) to own a 50 percent or greater interest in the outstanding stock of the Company as determined in accordance with Section 355(e) of the Internal Revenue Code. A person is treated as "related" to Sodexho Alliance for purposes of these rules if shares of Company stock held by such person would be attributed to Sodexho Alliance or aggregated with Sodexho Alliance's holdings pursuant to Section 355(e)(4)(C) of the Internal Revenue Code. If the Company inadvertently purchases shares ("Excess Shares") that cause Sodexho Alliance to own a 50 percent or greater interest in the stock of the Company in violation of the foregoing provisions of this paragraph, then, notwithstanding any other provision of the Plan, the Exercise Date with respect to such Excess Shares shall be the date on which said Excess Shares were purchased, and the Company shall be treated as having purchased such Excess Shares as agent for participants whose options were exercised with respect to such Excess Shares. All persons who were participants in the Plan on the Exercise Date with respect to such Excess Shares shall share in the purchase of such Excess Shares in a manner consistent with the provisions of Section 423(b)(5) of the Code.

         The Company shall not issue shares for allocation to participants under this Plan. The maximum number of shares that shall be purchased on the open market for allocation to participants under this Plan shall be 1.8 million shares subject to the annual limits described above.

         4.02 OFFERING PERIODS. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 of each year, or on such other dates as the Committee shall determine, and continuing thereafter until the Plan is terminated. The first Offering Period shall commence on the first Trading Day that


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occurs on or after  February 1, 2000.  The  Committee  shall  have  the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

                                    ARTICLE V
                               PAYROLL DEDUCTIONS

         5.01 AMOUNT OF DEDUCTION. The authorization described in Section 3.03 will permit a participant to elect payroll deductions of any whole percentage from three percent (3%) through eight percent (8%) of such participant's Compensation for each pay period during an Offering Period.

         5.02 PARTICIPANT'S ACCOUNT. All payroll deductions made for a participant shall be credited to an account established for such participant under the Plan. A participant may not make any separate cash payment into such account.

         5.03 CHANGES IN PAYROLL DEDUCTIONS. Subject to Section 8.01, a participant may only reduce or increase future payroll deductions (within the limits described in Section 5.01) prior to the Commencement Date of each Offering Period. The change may be made in a manner prescribed by the Company for such purpose.

                                   ARTICLE VI
                               GRANTING OF OPTION

         6.01 NUMBER OF OPTION SHARES. On the Offering Commencement Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Option Price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Option Price. Exercise of the option shall occur as provided in Section 7.01 below unless the participant has withdrawn pursuant to Article VIII. The option shall expire on the last day of the Offering Period.

         6.02 OPTION PRICE. The option price of Common Stock purchased with payroll deductions made during any Offering (the "Option Price") for a participant therein shall be the lower of:

                   (a) 100% of the closing price of the Common Stock on (i) the Offering Commencement Date for such Offering Period or (ii) if the Offering Commencement Date is not a Trading Day, then the next business day that is a Trading Day; or

                  (b) 100% of the closing price of the Common Stock on (i) the Exercise Date for such Offering Period or (ii) if the Exercise Date is not a Trading Day, then the nearest prior business day that is a Trading Day.


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                                   ARTICLE VII
                               EXERCISE OF OPTION

         7.01 AUTOMATIC EXERCISE. Each Plan participant's option for the purchase of stock with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the applicable Exercise Date for the purchase of the number of full and fractional shares of Common Stock which the accumulated payroll deductions in the participant's account at the time will purchase at the applicable Option Price (but not in excess of the number of shares for which outstanding options have been granted to the participant pursuant to Section 6.01).

         7.02 WITHDRAWAL OF ACCOUNT. No participant in the Plan shall be entitled to withdraw any amount from the accumulated payroll deductions in his or her account; provided, however, that a participant's accumulated payroll deductions shall be refunded to the participant as and to the extent specified in Section 8.01 below after termination of such participant's participation in the Plan.

         7.03 FRACTIONAL SHARES. Fractional shares of Common Stock will be allocated to participants under the Plan.

         7.04 EXERCISE OF OPTIONS. During a participant's lifetime, options held by such participant shall be exercisable only by such participant.

         7.05 DELIVERY OF STOCK. As promptly as practicable after the Exercise Date of each Offering Period, the Company will deliver to each participant in such Offering, as appropriate, the shares of Common Stock purchased therein upon exercise of such participant's option. The Company may deliver such shares in certificated or book entry form, at the Company's sole election.

                                  ARTICLE VIII
                                   WITHDRAWAL

         8.01 IN GENERAL. A participant may stop participating in the Plan at any time by giving notice to the Plan Representative in accordance with procedures prescribed by the Company. Upon processing of any such notice, no further payroll deductions will be made from the participant's Compensation during such Offering Period or any future Offering Period. Subsequent to the receipt of notice of withdrawal by a participant, all payroll deductions credited to the account of the participant will be returned to the participant as soon as administratively practical following the end of the Offering Period and such participant's options shall be automatically terminated.

         8.02 EFFECT ON SUBSEQUENT PARTICIPATION. A participant's withdrawal from any Offering Period will not have any effect upon such participant's eligibility to participate in any succeeding Offering Period for which such participant is otherwise eligible. A participant may elect to resume Plan participation for a subsequent Offering Period by re-enrolling in the plan during an Enrollment Period in accordance with Section 3.03 above.

         8.03 TERMINATION OF EMPLOYMENT. Upon a participant's ceasing to be an Employee for any reason other than retirement prior to an Exercise Date, he or she shall be deemed to have


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

elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period shall be returned to such participant following the Offering Period or, in the case of his or her death, to the person or persons entitled thereto under Section 12.01, and such participant's option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in the form of regular payroll checks, in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant's customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice. For purposes of this Section 8.03, the term "retirement" shall mean the termination of employment at or beyond age 55 with at least 10 years of service with the Company. If a participant retires during an offering period, the participant shall have no further obligation to make further contributions to the Plan. All amounts contributed by the retiree during the Offering Period shall be retained in his account for the balance of the Offering Period and applied as set forth in Article VII. An Employee's termination of employment shall be considered a retirement for purposes of this
Section 8.03 only if such termination occurs not more than three months prior to the Exercise Date of that Offering Period.

                                   ARTICLE IX
                                    INTEREST

         9.01 PAYMENT OF INTEREST. No interest will be paid or allowed on any money paid into the Plan or credited to the account of or distributed to any Employee.

                                    ARTICLE X
                                      STOCK

         10.01 PARTICIPANT'S INTEREST IN OPTION STOCK. No participant will have any interest in shares of Common Stock covered by any option held by such participant until such option has been exercised as provided in Section 7.01 above.

         10.02 REGISTRATION OF STOCK CERTIFICATES. Ownership of the shares of Common Stock purchased through the Plan by a participant will be registered in the name of the participant.

         10.03 CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the company with respect to such compliance.

         As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

         Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision under the Securities Exchange Act of 1934, as amended. If any


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provision  of the Plan or action by the Board  fails to so  comply,  it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated herein, such provision (other than one relating to eligibility requirements, or the price and amount of awards) shall be deemed automatically to be incorporated by reference in the Plan.

         10.04 DISQUALIFYING DISPOSITIONS. To the extent that a participant realizes ordinary income in connection with a sale or other transfer of any shares of Common Stock purchased under the Plan, the Company may withhold amounts needed to cover applicable taxes from any payments otherwise due and owing to the participant or from shares that would otherwise be issued to the participant hereunder. Any participant who sells or otherwise transfers shares purchased under the Plan within two years after the beginning of the Offering Period in which the shares were purchased must within 30 days of such transfer notify the Corporate Secretary of the Company in writing of such transfer.

                                   ARTICLE XI
                                 ADMINISTRATION

         11.01 COMMITTEE. The Compensation Policy Committee (the "Committee") of the Board of Directors will administer the Plan and may prescribe rules as to the administration of the Plan, including, without limitation, rules relating to the definition of Compensation as used herein.

         11.02 AUTHORITY OF COMMITTEE. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provision of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination of the foregoing matters shall be conclusive.

         11.03 AMENDMENT AND TERMINATION. The Board of Directors shall have complete power and authority to terminate or amend the Plan at any time; provided, however that the Board of Directors shall not, without the approval of the stockholders of the Company (i) increase the maximum number of shares which are available to be purchased under this Plan during a Plan Year (except pursuant to Section 12.04); (ii) amend the requirements as to the class of Employees eligible to purchase stock under the Plan and provided further that the restrictions set forth in the second paragraph of Section 4.01 shall in any and all events remain in effect through at least March 31, 2001. No termination, modification, or amendment of the Plan may, without the consent of an participant then having an option under the Plan to purchase stock, adversely affect the rights of such participant under such option. In the event that the Board of Directors terminates the Plan effective prior to the Exercise Date of an Offering Period, the Board shall shorten the Offering Period and establish a new Exercise Date with at least ten days notice to Plan participants. Such new Exercise Date shall be the termination date of the Plan.


         Without stockholder consent, the Board (or the Committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for


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

each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or the Committee) determines in its sole discretion advisable which are consistent with the Plan. No action by the Board (or Committee) pursuant to the preceding sentence shall be deemed to adversely affect the rights of any participant.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.01 DESIGNATION OF BENEFICIARY. A participant may file with the Corporate Benefits Department of the Company a written designation of a beneficiary  who is to  receive  any  shares of Common  Stock  and/or  cash,  as applicable, under the Plan upon the participant's death. Such designation of beneficiary may be changed by the participant at any time by written notice to the Corporate Benefits Department. Upon the death of a participant and receipt by the Company of proof of identity and existence at the participant's death of a beneficiary validly designated by the participant under the Plan, and subject to Article VIII above concerning withdrawal from the Plan, the Company, or its agent, shall deliver such shares of Common Stock and/or cash to such beneficiary. In the event of the death of a participant lacking a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company, or its agent, shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), may deliver such Common Stock and/or cash in accordance with the following hierarchy:

     1.       the surviving spouse
     2.       children
     3.       parents
     4.       brothers or sisters

Deliverance of common stock and/or cash is made in each case without any further liability of the Company whatsoever under or relating to the Plan. No beneficiary shall, prior to the death of the participant by whom he or she has been designated, acquire any interest in the shares of Common Stock and/or cash credited to the participant under the Plan.

         12.02 TRANSFERABILITY. Neither payroll deductions credited to any participant's account nor any option or rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may, in its discretion, treat such act as an election to withdraw from participation in the Plan in accordance with Section 8.01.

         12.03 USE OF FUNDS. All payroll deductions received or held by the Company under the Plan may be commingled with other funds and used by the Company for any corporate purpose. The Company shall not be obligated to segregate such payroll deductions.


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         12.04 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION,
LIQUIDATION, MERGER OR ASSET SALE.


          (a) CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Company, the maximum number of shares each participant may purchase per Offering Period, as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, and no purchase by the Company of its Common Stock for any purpose unrelated to the Plan, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.


          (b) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Committee, or its delegate, shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.


          (c) MERGER OR ASSET SALE. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period.

         12.05 EFFECTIVE DATE. The Plan shall become effective as of January 1, 2000, subject to approval by the holders of a majority of the shares of Common Stock present and represented at any special or annual meeting of the shareholders of the Company duly held within 12 months after adoption of the Plan. If the Plan is not so approved, the Plan shall not become effective.

         12.06 NO EMPLOYMENT RIGHTS. The Plan does not, directly or indirectly, create in any person any right with respect to continuation of employment by the Company or any of its Subsidiaries, and it shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to terminate, or otherwise modify, any employee's employment at any time.

         12.07 EFFECT OF PLAN. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

         12.08 GOVERNING LAW. The law of the State of Maryland will govern all matters relating to this Plan except to the extent superseded by the federal laws of the United States.




OCTOBER  12, 1999                           /S/ RANDALL C. HARRIS
-----------------                           ---------------------
Date                                        Randall C. Harris
                                            Senior Vice President &
                                            Chief Human Resources Officer





                            CERTIFICATE OF SECRETARY
                            ------------------------

         I, the undersigned secretary of Sodexho Marriott Services, Inc., do hereby certify that the foregoing Sodexho Marriott Services Employee Stock Purchase Plan (the "Plan") is a true and correct copy of the Plan and that there have been no amendments or modifications to the Plan that are not reflected in this copy.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal of Sodexho Marriott Services, Inc. this 12TH day of October 1999.



                             /S/ JOAN RECTOR MCGLOCKTON
                             --------------------------
                             Joan Rector McGlockton
                             Secretary


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